SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   SCHEDULE TO
                                  (Rule 13e-4)

            TENDER OFFER STATEMENT UNDER SECTION 14(D)(1) OR 13(E)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                             COMMTOUCH SOFTWARE LTD.
                       (Name of Subject Company (Issuer))

                             COMMTOUCH SOFTWARE LTD.
                        (Name of Filing Person (Offeror))

      Options Under 1996 CSI Stock Option Plan, 1999 Nonemployee Directors, Stock Option Plan, 1999 Section 3(i) Share Option Plan and Share Option
                     Agreements to Purchase Ordinary Shares
                         (Title of Class of Securities)

                                    M25596103
                      (CUSIP Number of Class of Securities)
                          (Underlying Ordinary Shares)

                                  GIDEON MANTEL
                             CHIEF EXECUTIVE OFFICER
                             COMMTOUCH SOFTWARE LTD.
                                2 CIRCLE STAR WAY
                               C/O COMMTOUCH INC.
                               2029 STIERLIN COURT
                         MOUNTAIN VIEW, CALIFORNIA 94043
                                 (650) 864-2000
            (Name, address and telephone number of person authorized
        to receive notices and communications on behalf of filing person)

                                    COPY TO:
                               LIOR O. NUCHI, ESQ.
                     McCUTCHEN, DOYLE, BROWN & ENERSEN, LLP
                            THREE EMBARCADERO CENTER
                         SAN FRANCISCO, CALIFORNIA 94111
                                 (415) 393-2000

                            CALCULATION OF FILING FEE



         TRANSACTION VALUATION*                    AMOUNT OF FILING FEE
         ----------------------                    --------------------

              $35,660,524                                 $7,132

* Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 1,521,988 shares of ordinary shares of Commtouch Software having a weighted average exercise price of $23.43 as of July 20, 2001 will be exchanged pursuant to this offer. The amount of the filing fee, calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the value of the transaction.

/ / Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


Amount Previously Paid:            Not applicable
Form or Registration No.:          Not applicable
Filing party:                      Not applicable
Date filed:                        Not applicable


/ / Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

    / / third party tender offer subject to Rule 14d-1.
    /X/ issuer tender offer subject to Rule 13e-4.
    / / going-private transaction subject to Rule 13e-3.
    / / amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer. / /

ITEM 1. SUMMARY TERM SHEET.

     The information set forth under "Summary Term Sheet" in the Offer to Exchange, dated July 20, 2001 (the "Offer to Exchange"), attached hereto as Exhibit (a)(1), is incorporated herein by reference.

ITEM 2. SUBJECT COMPANY INFORMATION.

    (a) The name of the issuer is Commtouch Software Ltd., an Israel corporation (the "Company"), and the address of its principal executive offices is 2029 Stierlin Court, Mountain View, California 94043, and 6 Hazoran Street, Poleg Industrial Park, Netanya 42504, Israel. The Company's phone numbers are
    (650) 864-2000 (Mountain View California) and 011 972 9 863-6888 (Netanya, Israel). The information set forth in the Offer to Exchange under "Information Concerning Commtouch" is incorporated herein by reference.

    (b) This Tender Offer Statement on Schedule TO relates to an offer by the Company to exchange all options outstanding under the 1996 CSI Stock Option Plan, 1999 Nonemployee Directors Stock Option Plan, 1999 Section 3(i) Share Option Plan and Section 3(i) Option Agreements (as each relates to any option held, the "Plan") to purchase shares of the Company's ordinary shares (the "Ordinary Shares"), for new options (the "New Options") to purchase shares of the Ordinary Shares to be granted under the Plan, upon the terms and subject to the conditions described in the Offer to Exchange and the related Letter of Transmittal (the "Letter of Transmittal" and, together with the Offer to Exchange, as they may be amended from time to time, the "Offer"), attached hereto as Exhibit (a)(2). The number of shares of Ordinary Shares subject to the New Options will be equal to the number of shares of Ordinary Shares subject to the Options that are accepted for exchange and canceled. The information set forth in the Offer to Exchange under "Summary Term Sheet," "Introduction," Section 1 ("Number of Options; Expiration Date"), Section 5 ("Acceptance of Options for Exchange and Issuance of New Options") and Section 8 ("Source and Amount of Consideration; Terms of New Options") is incorporated herein by reference.

    (c) The information set forth in the Offer to Exchange under Section 7 ("Price Range of Ordinary Shares Underlying the Options") is incorporated herein by reference.

ITEM 3. IDENTITY AND BACKGROUND OF FILING PERSON.

    (a) The information set forth under Item 2(a) above and the information set forth forth in the Offer to Exchange under Section 10 ("Interests of Directors and Officers; Transactions and Arrangements Concerning Commtouch's Securities") is incorporated herein by reference.

ITEM 4. TERMS OF THE TRANSACTION.

    (a) The information set forth in the Offer to Exchange under "Summary Term Sheet," "Introduction," Section 1 ("Number of Options; Expiration Date"),
    Section 2 ("Purpose of the Offer"), Section 3 ("Procedure to Exchange Options"), Section 4 ("Withdrawal Rights"), Section 5 ("Acceptance of Options for Exchange and Issuance of New Options"), Section 6 ("Conditions of the Offer"), Section 8 ("Source and Amount of Consideration; Terms of New Options"), Section 11 ("Status of Options Acquired by Us in the Offer;
    Accounting Consequences of the Offer"), Section 12 ("Legal Matters; Regulatory Approvals"), Section 13 ("Material Federal Income Tax Consequences") and Section 14 ("Extension of Offer; Termination; Amendment") is incorporated herein by reference.

    (b) The  information  set forth in the Offer to  Exchange  under  Section 10
    ("Interests  of  Directors  and  Officers;   Transactions  and  Arrangements
    Concerning Commtouch's Securities") is incorporated herein by reference.

ITEM 5. PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND ARRANGEMENTS.

    (e) The  information  set forth in the Offer to  Exchange  under  Section 10
    ("Interests  of  Directors  and  Officers;   Transactions  and  Arrangements
    Concerning Commtouch's Securities") is incorporated herein by reference.

ITEM 6. PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS.

    (a) The information set forth in the Offer to Exchange under Section 2 ("Purpose of the Offer") is incorporated herein by reference.

    (b) The information set forth in the Offer to Exchange under Section 5 ("Acceptance of Options for Exchange and Issuance of New Options") and
    Section 11 ("Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer") is incorporated herein by reference.

    (c) The information set forth in the Offer to Exchange under Section 2 ("Purpose of the Offer") is incorporated herein by reference.

ITEM 7. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

    (a) The information set forth in the Offer to Exchange under "Summary Term Sheet," Section 8 ("Source and Amount of Consideration; Terms of New Options") and Section 15 ("Fees and Expenses") is incorporated herein by reference.

    (b) The information set forth in the Offer to Exchange under Section 6 ("Conditions of the Offer") is incorporated herein by reference.

    (d)  Not applicable.

ITEM 8. INTEREST IN SECURITIES OF THE SUBJECT COMPANY.

    (a) The  information  set forth in the Offer to  Exchange  under  Section 10
    ("Interests  of  Directors  and  Officers;   Transactions  and  Arrangements
    Concerning Commtouch's Securities") is incorporated herein by reference.

    (b) The  information  set forth in the Offer to  Exchange  under  Section 10
    ("Interests  of  Directors  and  Officers;   Transactions  and  Arrangements
    Concerning Commtouch's Securities") is incorporated herein by reference.

ITEM 9. PERSON/ASSETS, RETAINED, EMPLOYED, COMPENSATED OR USED.

    (a)  Not applicable.

ITEM 10. FINANCIAL STATEMENTS.

    (a) The information set forth in the Offer to Exchange under Section 9 ("Information Concerning Commtouch") and Section 16 ("Additional Information"), and on Item 18 of the Company's Annual Report on Form 20-F for its fiscal year ended December 31, 2000 is incorporated herein by reference.

    (b)  Not applicable.

ITEM 11. ADDITIONAL INFORMATION.

    (a) The information set forth in the Offer to Exchange under Section 10 ("Interests of Directors and Officers; Transactions and Arrangements
    Concerning Commtouch's Securities") and Section 12 ("Legal Matters; Regulatory Approvals") is incorporated herein by reference.

    (b)  Not applicable.

ITEM 12. EXHIBITS.

    (a)  (1)  Offer to Exchange, dated July 20, 2001;

         (2) Commtouch Form 6-K filed with the SEC on May 29, 2001 and incorporated herein by reference; and

         (3) Commtouch Form 20-F filed with the SEC on May 16, 2001 and incorporated herein by reference.

    (b)   Not applicable.

    (d) (1) Amended and Restated 1996 CSI Stock Option Plan and form of agreement thereunder;

         (2) Amended and Restated 1999 Section 3(i) Share Option Plan and form of option agreement thereunder;

         (3) Amended 1999 Nonemployee Directors Stock Option Plan and form of agreement thereunder;

         (4) Stock Purchase Agreement between Commtouch Software Ltd. and Rideau Ltd., dated June 1, 2001. The agreement is attached as
              Exhibit 1 to our report on Form 6-K filed with the SEC on June 1, 2001 and incorporated herein by reference;

         (5) Stock Purchase Agreement between Commtouch Software Ltd. and Hughes Holdings LLC, dated June 6, 2001. This agreement is attached as Exhibit 1 to our report on Form 6-K filed with the SEC on June 12, 2001 and incorporated herein by reference;

         (6) Amended and Restated Merger and Exchange Agreement dated November 24, 2000 among Commtouch Software Ltd., Commtouch Inc., CW Acquisition Corporation, Wingra, Incorporated, the holder of certain outstanding capital stock of Wingra, Incorporated, and the holders of all of the outstanding membership interests in Wingra Technologies, LLC other than that owned by Wingra, Incorporated. The agreement is attached as Exhibit 3 to our report on Form 6-K filed with the SEC on January 24, 2001 and incorporated herein by reference;

         (7) Registrant's 1996 CSI Stock Option Plan and forms of agreement thereunder. This document is attached as Exhibit 10.1 to our Form F-1/A filed with the SEC on June 3, 1999 and incorporated herein by reference;

         (8) Registrant's form of Stock Option Agreement for Israeli Employees. This document is attached as Exhibit 10.2 to our Form F-1/A filed with the SEC on June 3, 1999 and incorporated herein by reference;

         (9) Registrant's 1999 Stock Option Plan and form of agreement thereunder. This document is attached as Exhibit 10.3 to our Form F-1/A filed with the SEC on June 3, 1999 and incorporated herein by reference;

         (10) Commtouch Software Ltd. 1999 Nonemployee Directors Stock Option Plan. This document is attached as Exhibit 10.4 to our Form F-1/A filed with the SEC on June 3, 1999 and incorporated herein by reference;

         (11) Commtouch Software Ltd. 1999 Employee Stock Purchase Plan and forms thereunder. This document is attached as Exhibit 10.5 to our Form F-1/A filed with the SEC on June 3, 1999 and incorporated herein by reference;

         (12) Commtouch Software Ltd. Nonemployee Directors Stock Option Plan. This document is attached as Exhibit 10.4 to our Form S-8 filed with the SEC on January 20, 2000 and incorporated herein by reference;

         (13) Amendment to Commtouch Software Ltd. 1999 Nonemployee Directors Stock Option Plan. This document is attached as Exhibit 3 to our report on Form 6-K filed with the SEC on August 16, 2000 and incorporated herein by reference;

         (14) Amended and Restated Registration Rights Agreement dated as of December 29, 1999. The agreement is attached as Exhibit 4.2 to our Form F-1 filed with the SEC on June 3, 1999 and incorporated herein by reference;

         (15) Form of Tag-Along Rights (Right of First Refusal and Cosale) Agreement dated as of December 23, 1998. This form of agreement is attached as Exhibit 4.3 to our Form F-1 filed with the SEC on June 3, 1999 and incorporated herein by reference;

         (16) Form of Drag-Along letter dated as of April 15, 1999. This form of agreement is attached as Exhibit 4.4 to our Form F-1 filed with the SEC on June 3, 1999 and incorporated herein by reference;

         (17) Memorandum of Understanding dated July 7, 1999. This agreement is attached as Exhibit 99.2 to our Form F- 1/A filed with the SEC on July 9, 1999 and incorporated herein by reference;

         (18) Form of Share; Warrant for Go2Net, Inc. This form of share warrant is attached as Exhibit 10.9.1 to our Form F-1/A filed with the SEC on July 12, 1999 and incorporated herein by reference;

         (19) Form of Share Purchase Agreement. This form of agreement is attached as Exhibit 10.10 to our Form F-1/A filed with the SEC on July 12, 1999 and incorporated herein by reference;

         (20) Form of Registration Rights Agreement. This form of agreement is attached as Exhibit 10.10.1 to our Form F-1/A filed with the SEC on July 12, 1999 and incorporated herein by reference;

         (21) Amendment Number 1 to Amended and Restated Registration Rights Agreement dated as of December 29, 1999. This amendment is attached as Exhibit 4.2.1 to our Form F-1/A filed with the SEC on January 5, 2000 and incorporated herein by reference;

         (22) Form of Share Warrant for Microsoft Corporation dated October 26, 1999. This form of warrant is attached as Exhibit 10.9.2 to our Form F-1/A filed with the SEC on January 5, 2000 and incorporated herein by reference;

         (23) Amendment dated December 29, 1999 to Form of Share Warrant for Microsoft Corporation. This amendment is attached as Exhibit
              10.9.3 to our Form F-1/A filed with the SEC on January 5, 2000 and incorporated herein by reference;

         (24) Lockup Agreement dated December 29, 1999. This agreement is attached as Exhibit 10.9.4 to our Form F-1/A filed with the SEC on January 5, 2000 and incorporated herein by reference;

         (25) Form of Letter Agreement between the Registrant and Selling Security holders extending deadline for SEC registration. This form of agreement is attached as Exhibit 10.10.2 to our Form F-1/A filed with the SEC on January 5, 2000 and incorporated herein by reference; and

         (26) Amendment Number 2 to Amended and Restated Registration Rights Agreement dated as of March 10, 2000. This amendment is attached as Exhibit 4.2.2 to our Form F-1/A filed with the SEC on March 28, 2000 and incorporated herein by reference.

    (g)   Not applicable.

    (h)   Not applicable.

ITEM 13. INFORMATION REQUIRED BY SCHEDULE 13E-3.

    (a)  Not applicable.

                                    SIGNATURE

    After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule TO is true, complete and correct.




                                               Commtouch Software Ltd.

                                               /s/ GIDEON MANTEL
                                               ---------------------------------
                                               Gideon Mantel
                                               CHIEF EXECUTIVE OFFICER


Date:  July 20, 2001

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER            DESCRIPTION
-------           -----------

(1)               Offer to Exchange, dated July 20, 2001.

(2) Commtouch Form 6-K filed with the SEC on May 29, 2001 and incorporated herein by reference.

(3) Commtouch Form 20-F filed with the SEC on May 16, 2001 and incorporated herein by reference.

(4) Amended and Restated 1996 CSI Stock Option Plan and form of agreement thereunder.

(5) Amended and Restated 1999 Section 3(i) Share Option Plan and form of option agreement thereunder.

(6) Amended 1999 Nonemployee Directors Stock Option Plan and form of agreement thereunder.

(7) Stock Purchase Agreement between Commtouch Software Ltd. and Rideau Ltd., dated June 1, 2001. The agreement is attached as
                  Exhibit 1 to our report on Form 6-K filed with the SEC on June 1, 2001 and incorporated herein by reference.

(8) Stock Purchase Agreement between Commtouch Software Ltd. and Hughes Holdings LLC, dated June 6, 2001. This agreement is attached as Exhibit 1 to our report on Form 6-K filed with the SEC on June 12, 2001 and incorporated herein by reference.

(9)               Amended  and  Restated  Merger and  Exchange  Agreement  dated
                  November 24, 2000 among Commtouch Software Ltd., Commtouch Inc., CW Acquisition Corporation, Wingra, Incorporated, the
                  holder of certain outstanding capital stock of Wingra, Incorporated, and the holders of all of the outstanding membership interests in Wingra Technologies, LLC other than that owned by Wingra, Incorporated. The agreement is attached as Exhibit 3 to our report on Form 6-K filed with the SEC on January 24, 2001 and incorporated herein by reference.

(10) Registrant's 1996 CSI Stock Option Plan and forms of agreement thereunder. This document is attached as Exhibit 10.1 to our Form F-1/A filed with the SEC on June 3, 1999 and incorporated herein by reference.

(11) Registrant's form of Stock Option Agreement for Israeli Employees. This document is attached as Exhibit 10.2 to our Form F-1/A filed with the SEC on June 3, 1999 and incorporated herein by reference.

(12) Registrant's 1999 Stock Option Plan and form of agreement thereunder. This document is attached as Exhibit 10.3 to our Form F-1/A filed with the SEC on June 3, 1999 and incorporated herein by reference.

(13) Commtouch Software Ltd. 1999 Nonemployee Directors Stock Option Plan. This document is attached as Exhibit 10.4 to our Form F-1/A filed with the SEC on June 3, 1999 and incorporated herein by reference.

(14) Commtouch Software Ltd. 1999 Employee Stock Purchase Plan and forms thereunder. This document is attached as Exhibit 10.5 to our Form F-1/A filed with the SEC on June 3, 1999 and incorporated herein by reference.

(15) Commtouch Software Ltd. Nonemployee Directors Stock Option Plan. This document is attached as Exhibit 10.4 to our Form S-8 filed with the SEC on January 20, 2000 and incorporated herein by reference.

(16) Amendment to Commtouch Software Ltd. 1999 Nonemployee Directors Stock Option Plan. This document is attached as
                  Exhibit 3 to our report on Form 6-K filed with the SEC on August 16, 2000 and incorporated herein by reference.

(17) Amended and Restated Registration Rights Agreement dated as of December 29, 1999. The agreement is attached as Exhibit 4.2 to our Form F-1 filed with the SEC on June 3, 1999 and incorporated herein by reference.

(18) Form of Tag-Along Rights (Right of First Refusal and Cosale) Agreement dated as of December 23, 1998. This form of agreement is attached as Exhibit 4.3 to our Form F-1 filed with the SEC on June 3, 1999 and incorporated herein by reference.

(19) Form of Drag-Along letter dated as of April 15, 1999. This form of agreement is attached as Exhibit 4.4 to our Form F-1 filed with the SEC on June 3, 1999 and incorporated herein by reference.

(20) Memorandum of Understanding dated July 7, 1999. This agreement is attached as Exhibit 99.2 to our Form F-1/A filed with the SEC on July 9, 1999 and incorporated herein by reference.

(21) Form of Share; Warrant for Go2Net, Inc. This form of share warrant is attached as Exhibit 10.9.1 to our Form F-1/A filed with the SEC on July 12, 1999 and incorporated herein by reference.

(22) Form of Share Purchase Agreement. This form of agreement is attached as Exhibit 10.10 to our Form F-1/A filed with the SEC on July 12, 1999 and incorporated herein by reference.

(23) Form of Registration Rights Agreement. This form of agreement is attached as Exhibit 10.10.1 to our Form F-1/A filed with the SEC on July 12, 1999 and incorporated herein by reference.

(24) Amendment Number 1 to Amended and Restated Registration Rights Agreement dated as of December 29, 1999. This amendment is attached as Exhibit 4.2.1 to our Form F-1/A filed with the SEC on January 5, 2000 and incorporated herein by reference.

(25) Form of Share Warrant for Microsoft Corporation dated October 26, 1999. This form of warrant is attached as Exhibit 10.9.2 to our Form F-1/A filed with the SEC on January 5, 2000 and incorporated herein by reference.

(26) Amendment dated December 29, 1999 to Form of Share Warrant for Microsoft Corporation. This amendment is attached as Exhibit
                  10.9.3 to our Form F-1/A filed with the SEC on January 5, 2000 and incorporated herein by reference.

(27) Lockup Agreement dated December 29, 1999. This agreement is attached as Exhibit 10.9.4 to our Form F-1/A filed with the SEC on January 5, 2000 and incorporated herein by reference.

(28) Form of Letter Agreement between the Registrant and Selling Security holders extending deadline for SEC registration. This form of agreement is attached as Exhibit 10.10.2 to our Form F-1/A filed with the SEC on January 5, 2000 and incorporated herein by reference.

(29) Amendment Number 2 to Amended and Restated Registration Rights Agreement dated as of March 10, 2000. This amendment is attached as Exhibit 4.2.2 to our Form F-1/A filed with the SEC on March 28, 2000 and incorporated herein by reference.